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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 19, 1996, relating to the financial statements and financial highlights appearing in the July 31, 1996 Annual Report to Shareholders of PaineWebber Small Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights - Small Cap Fund" in the Prospectuses and under the heading "Other Information - Auditors" in the Statements of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036

November 20, 1996